Exhibit 99.1

Ting Internet to become initial anchor tenant on Colorado Springs Utilities’ city-wide fiber network
National fiber internet leader expands its Colorado presence and announces its largest market to date

Jan. 7, 2022, COLORADO SPRINGS, Colo. — Today Ting Internet, a division of Tucows (NASDAQ: TCX, TSX: TC), announced that it is expanding into the Colorado Springs market as the initial anchor tenant on a city-wide fiber network owned by Colorado Springs Utilities.

Serving one of Colorado’s most populous cities, the not-for-profit municipal utility is building next-generation fiber infrastructure that will advance opportunities and improve technological resilience throughout the community for decades to come. Construction on the fiber network will begin by Q3 2022 and is expected to surpass more than 200,000 addresses, bringing modern fiber infrastructure to all of Colorado Springs Utilities’ customers.

“We are honored to support Colorado Springs Utilities; we believe strongly in their vision of scaling local infrastructure, investing in the community and driving prosperity through digital transformation,” said Jill Szuchmacher, executive vice president, Ting Internet. “At Ting, we have several proven operational models that we use to deliver better, more reliable internet to the communities we operate in. A tenant lease on Colorado Springs Utilities’ network benefits all parties involved and provides our team with an excellent opportunity to scale our Colorado presence while focusing our resources on delivering a best-in-class service that delights our customers.”

During the early phases of infrastructure deployment, Ting will focus its efforts on establishing a local presence, making vital connections with enterprises within the community and hiring a dedicated Colorado Springs team. The company expects to be providing fiber internet access to local businesses, enterprises and residents in 2023.

“Our core mission is to provide best-in-class utilities that meet the needs of our thriving community,” said Aram Benyamin, CEO, Colorado Springs Utilities. “Fundamental to our utility services is next-generation fiber connectivity. This non-exclusive network will provide the foundation for a prosperous and smart city of the future. Based on their excellent track record here in Colorado and across the country, we believe that Ting is the ideal initial tenant to help our community experience the true benefits of fiber connectivity.”

To learn more about Ting Internet, its services or the areas in which it operates, please visit tinginternet.com/coloradosprings.

About Ting Internet

Ting Internet provides Crazy Fast Fiber Internet® in select U.S. towns and cities. Ting Internet is committed to net neutrality and the open internet. More than that, Ting Internet is committed to being a part of improving the communities it serves by supporting and championing local good works. Ting Internet sponsors local programs, events, foundations, festivals, charities, and public services everywhere we go, investing in the future of the towns we serve.

About Tucows

Tucows is a provider of Fiber Internet Services, Mobile Services, Domain Name Services and other Internet services. Ting Internet (https://ting.com/internet) delivers fixed fiber Internet access with outstanding customer support. Tucows’ mobile services enabler (MSE) platform provides network access, provisioning and billing services for mobile virtual network operators (MVNOs). OpenSRS (https://opensrs.com), Enom (https://www.enom.com) and Ascio (https://ascio.com) combined manage approximately 25 million domain names and millions of value-added services through a global reseller network of over 36,000 web hosts and ISPs. Hover (https://hover.com) makes it easy for individuals and small businesses to manage their domain names and email addresses. More information can be found on Tucows’ corporate website (https://tucows.com).

Media Contact:

Madeleine Stoesser,

PR and Corporate Communications Lead, Tucows,

mstoesser@tucowsinc.com

Investor Contact:

Lawrence Chamberlain,
Loderock Advisors
lawrence.chamberlain@loderockadvisors.com